Exhibit 99.1

News Release

Release Date:	Friday, June 28, 2013

Release Time:	Immediately

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, June 28, 2013 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq:ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of July 9, 2013 and will be paid on July 23, 2013.

Oneida Financial Corp. reported total assets at March 31, 2013 of $719.7 million and stockholders’ equity of $93.9 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties.